EXHIBIT 10.2

BOARD OF DIRECTORS AGREEMENT

This Board of Directors Agreement (“Agreement”) made effective as May 27, 2024, by and between BioAdaptives, Inc., with its principal place of business at 2620 Regatta Dr, Suite 102, Las Vegas, NV 89128 (the “Company”) and Gimhana Dissanayake, with an address at 2517 Cattrack Ave, North Las Vegas, NV 89081 (“Director”), provides for director services, according to the following terms and conditions:

I. Services Provided

The Director agrees, subject to the Director’s continued status as a director, to serve on the Company’s Board of Directors (the “Board”) and to provide those services required of a director under the Company’s Articles of Incorporation and Bylaws, as both may be amended from time to time (“Articles and Bylaws”) and under the Delaware General Corporation Law, the federal securities laws and other state and federal laws and regulations, as applicable, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and any stock exchange or quotation system on which the Company’s securities may be traded from time to time. Director will also serve on such one or more committees of the Board as he or she and the Board shall mutually agree.

II. Nature of Relationship

The Director is an independent contractor and will not be deemed as an employee of the Company for any purposes by virtue of this Agreement. The Director shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation he or she earns under this Agreement. The Director shall not, in his or her capacity as a director of the Company, enter into any agreement or incur any obligations on the Company’s behalf, without appropriate Board action.

The Company will supply, at no cost to the Director: periodic briefings on the business, director packages for each board and committee meeting, copies of minutes of meetings and any other materials that are required under the Company’s Articles and Bylaws or the charter of any committee of the Board on which the Director serves and any other materials which may, by mutual agreement, be necessary for performing the services requested under this Agreement.

III. Director’s Representations and Warranties

The Director represents and warrants that no other party has exclusive rights to his services in the specific areas in which the Company is conducting business and that the Director is in no way compromising any rights or trust between any other party and the Director or creating a conflict of interest as a result of his or her participation on the Board. The Director also represents, warrants and covenants that so long as the Director serves on the Board, the Director will not enter into another agreement that will create a conflict of interest with this Agreement or the Company. The Director further represents, warrants and covenants that he or she will comply with the Company’s Articles, Bylaws, policies and guidelines, all applicable laws and regulations, including Sections 10 and 16 of the Securities Exchange Act of 1934, as amended, and listing rules of The Nasdaq Stock Market LLC or any other stock exchanges on which the Company’s securities may be traded; that if he or she is designated by the Board as an independent director, he or she shall promptly notify the Board of any circumstances that may potentially impair his or her independence as a director of the Company; and that he or she shall promptly notify the Board of any arrangements or agreements relating to compensation provided by a third party to him or her in connection with his or her status as a director or director nominee of the Company or the services requested under this Agreement.

1

Throughout the term of this Agreement, the Director agrees he or she will not, without obtaining the Company’s prior written consent, directly or indirectly engage or prepare to engage in any activity in competition with the Company’s business, products or services, including without limitation, products or services in the development stage, accept employment or provide services to (including but not limited to service as a member of a board of directors), or establish a business in competition with the Company; provided, however, that the Director may serve or continue to serve as an officer or director of one or more entities that are affiliated with the Company, including without limitation, entities in which the Company does not have a majority holding.

IV. Compensation

A. Stock Issuance

Subject to Section VI and during the term of this Agreement, the Company shall pay the Director, if the Company does not otherwise compensate the Director as an officer or employee, common stock in BDPT based upon the floating average of the close of the five trading days prior to the end of the month preceding the issuance. Issuance to be made within 10 days of the date earned. Shares to be fully earned and paid for on the day of issuance. Payments to be made according to the following schedule:

June 1, 2024	$20,000.00
July 1, 2024	$5,000.00
August 1, 2024	$5,000.00
September 1, 2024	$5,000.00
October 1, 2024	$5,000.00
November 1, 2024	$5,000.00
December 1, 2024	$5,000.00
January 1, 2025	$5,000.00
February 1, 2025	$5,000.00
March 1, 2025	$5,000.00
April 1, 2025	$5,000.00
May 1, 2025	$5,000.00
June 1, 2025	$5,000.00

B. Additional Payments

Should Director be required to travel out of town the company will reimburse all approved expenses.

C. Payment

Cash fees shall be paid monthly at the end of each month. Director will need to submit and approved expense form with receipts for reimbursement.

D. Expenses

During the term of this Agreement, the Company will reimburse the Director for reasonable business-related expenses approved by the Company in advance, such approval not to be unreasonably withheld. Invoices for expenses, with receipts attached, shall be submitted. Such invoices must be approved by the Company’s Chief Executive Officer or Chief Financial Officer as to form and completeness.

E. Equity Compensation

For his or her services as a director of the Company, the Director is eligible to receive awards under the Company’s equity incentive plans as may be determined by the Board or the administrator of such plan in its sole discretion from time to time.

V. Indemnification and Insurance

The Company will execute an indemnification agreement in favor of the Director substantially in the form of the agreement attached hereto as Exhibit B (the “Indemnification Agreement”). In addition, so long as the Company’s indemnification obligations exist under the Indemnification Agreement, the Company shall provide the Director with directors’ and officers’ liability insurance coverage in the amounts specified in the Indemnification Agreement.

2

VI. Term of Agreement and Amendments

This Agreement shall be in effect for one year. This Agreement shall be automatically renewed on the date of the Director’s reelection as a member of the Board for the period of such new term unless the Board determines not to renew this Agreement. Any amendment to this Agreement must be approved by the Board. Amendments to Section IV “Compensation” hereof do not require the Director’s consent to be effective.

VII. Termination

This Agreement shall automatically terminate upon the death of the Director or upon his resignation or removal from, or failure to win election or reelection to, the Board. In the event of expiration or termination of this Agreement, the Director agrees to return or destroy any materials transferred to the Director under this Agreement except as may be necessary to fulfill any outstanding obligations hereunder. The Director agrees that the Company has the right of injunctive relief to enforce this provision.

The Company’s and the Director’s continuing obligations hereunder in the event of expiration or termination of this Agreement shall be subject to the terms of Section XIV hereof.

VIII. Limitation of Liability and Force Majeure

Under no circumstances shall the Company be liable to the Director for any consequential damages claimed by any other party as a result of representations made by the Director with respect to the Company which are materially different from any to those made in writing by the Company.

Furthermore, except for the maintenance of confidentiality, neither party shall be liable to the other for delay in any performance or for failure to render any performance under this Agreement when such delay or failure is caused by Government regulations (whether or not valid), fire, strike, differences with workmen, illness of employees, flood, accident, or any other cause or causes beyond the reasonable control of such delinquent party.

IX. Confidentiality and Use of Director Information

The Director agrees to sign and abide by the Company’s Director Proprietary Information Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

The Director explicitly consents to the Company holding and processing both electronically and manually the information that he or she provides to the Company or the data that the Company collects that relates to the Director for the purpose of the administration, management, and compliance purposes, including but not limited to the Company’s disclosure of any and all information provided by the Director in the Company’s proxy statements, annual reports or other securities filings or reports pursuant to federal or state securities laws or regulations, and the Director agrees to promptly notify the Company of any misstatement of a material fact regarding the Director, and of the omission of any material fact necessary to make the statements contained in such documents regarding the Director not misleading.

3

X. Resolution of Dispute

Any dispute regarding this Agreement (including without limitation its validity, interpretation, performance, enforcement, termination, and damages) shall be determined in accordance with the laws of the State of Nevada, the United States of America. Any action under this paragraph shall not preclude any party hereto from seeking injunctive or other legal relief to which each party may be entitled.

XI. Entire Agreement

This Agreement (including agreements executed in substantially the form of the exhibits attached hereto) supersedes all prior or contemporaneous written or oral understandings or agreements and, except as otherwise set forth herein, may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

XII. Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

XIII. Notices

Any and all notices, requests, and other communications required or permitted hereunder shall be in writing, registered mail, or by facsimile to each of the parties at the addresses set forth above. Any such notice shall be deemed given when received, and notice given by registered mail shall be considered to have been given on the tenth (10th) day after having been sent in the manner provided above.

4

XIV. Survival of Obligations

Notwithstanding the expiration or termination of this Agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination (including, without limitation, the Director’s obligations under the Proprietary Information Agreement, the Company’s obligation to make any fees and expense payments required pursuant to Section IV due up to the date of the expiration or termination, and the Company’s indemnification and insurance obligations set forth in Section V hereof) or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination.

XV. Attorneys’ Fees

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of a dispute, breach or default in connection with any of the provisions hereof, the successful or substantially prevailing party (including a party successful or substantially prevailing in defense) shall be entitled to recover its actual attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

XVI. Severability

Any provision of this Agreement which is determined to be invalid or unenforceable shall not affect the remainder of this Agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this Agreement.

XVII. Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid, and binding for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Director		BioAdaptives,Inc
BY		By :
	Gimhana Dissanayake		James E Keener, Chairman & CEO

5